                                                                Exhibit 99.26(g)

                            YRT REINSURANCE TEMPLATE



                                  NUMBER XXX-X


                              REINSURANCE AGREEMENT


                                     BETWEEN


                        MINNESOTA LIFE INSURANCE COMPANY
                    (HEREINAFTER CALLED THE "CEDING COMPANY")
                          of St. Paul, Minnesota, U.S.A


                                       AND


                                FULL COMPANY NAME
                      (HEREINAFTER CALLED THE "REINSURER")
                             of City, State, U.S.A.


                           EFFECTIVE MONTH, DAY, YEAR

                                TABLE OF CONTENTS

ARTICLE     TITLE                                                           PAGE
-------     -----                                                           ----
I           PARTIES TO THE AGREEMENT                                        1
II          COMMENCEMENT, TERMINATION AND CONTINUANCE OF REINSURANCE        1
III         SCOPE                                                           2
IV          COVERAGE                                                        4
V           UNDERWRITING GUIDELINES                                         5
VI          ASSIGNMENT OR TRANSFER                                          6
VII         LIABILITY                                                       6
VIII        RETENTION AND RECAPTURE                                         6
IX          REINSURANCE PREMIUMS AND ALLOWANCES                             7
X           RESERVES                                                        8
XI          TERMINATIONS AND REDUCTIONS                                     8
XII         POLICY ALTERATIONS                                              8
XIII        POLICY ADMINISTRATION AND PREMIUM ACCOUNTING                    10
XIV         CLAIMS                                                          11
XV          OFFSET                                                          14
XVI         ISSUE RESOLUTION AND ARBITRATION                                14
XVII        INSOLVENCY                                                      16
XVIII       RIGHT TO INSPECT                                                17
XIX         UNINTENTIONAL ERRORS, MISUNDERSTANDINGS OR OMISSIONS            17
XX          CHOICE OF LAW AND FORUM                                         18
XXI         GOOD FAITH                                                      18
XXII        CONFIDENTIALITY                                                 18
XXIII       ALTERATIONS TO THE AGREEMENT                                    19
XXIV        COMPLIANCE WITH LAWS                                            19
XXV         SEVERABILITY                                                    19
XXVI        EXECUTION OF THE AGREEMENT                                      20

SCHEDULES

I           REINSURANCE SPECIFICATIONS                                      21
II          CEDING COMPANY'S MAXIMUM LIMIT OF RETENTION                     24
III         BUSINESS COVERED                                                25
IV          TEMPORARY INSURANCE AGREEMENT                                   26
V           REINSURANCE PREMIUMS                                            27
VI          AUTOMATIC ACCEPTANCE LIMITS                                     29
VII         REINSURANCE RATES                                               30
VIII        REINSURANCE BILLING ADMINISTRATION                              31
IX          SAMPLE POLICY EXHIBIT                                           32
X           DEFINITIONS                                                     33

                                    ARTICLE I

                            PARTIES TO THE AGREEMENT

Reinsurance required by the Ceding Company will be assumed by the Reinsurer as described in the terms of this Agreement.

This is an Agreement solely between the Reinsurer and the Ceding Company. In no instance will anyone other than the Reinsurer or the Ceding Company have any rights under this Agreement, and the Ceding Company is and will remain solely liable to any insured, policy owner, or beneficiary under the Original Policies reinsured hereunder. The Ceding Company agrees that it will not make the Reinsurer a party to any litigation between any such third party and the Ceding Company. The Ceding Company will not use the Reinsurer's name with regard to the Ceding Company's agreements or transactions with these third parties, unless the Reinsurer gives prior approval for the use of its name.

                                   ARTICLE II

            COMMENCEMENT, TERMINATION AND CONTINUANCE OF REINSURANCE

1.   AGREEMENT COMMENCEMENT

     This Agreement is effective as of the date shown in Schedule I and applies to all eligible policies with issue dates on or after such date and to eligible policies applied for on or after such date that were backdated.

2.   AGREEMENT TERMINATION

     This Agreement will be in effect for an indefinite period and may be terminated as to new reinsurance at any time by either party giving ninety
     (90) days' written notice of termination. The day the notice is mailed to the other party's Home Office, or, if the mail is not used, the day it is delivered to the other party's Home Office or to an Officer of the other party will be the first day of the ninety (90) day period. During the ninety-(90) day period, this Agreement will continue to operate in accordance with its terms.

     If the Reinsurer has made a facultative offer and the Ceding Company has accepted that facultative offer before the termination of this Agreement, the Reinsurer will be liable even if the effective date of the policy falls beyond the termination date of this Agreement.

3.   POLICY TERMINATION

     If the Policy is terminated by death, lapse, surrender or otherwise, the reinsurance will terminate on the same date. If premiums have been paid on the reinsurance for a period beyond the termination date, refunds will follow the terms as shown in Schedule I.

     If the Policy continues in force without payment of premium during any days of grace pending its surrender, whether such continuance is a result of a Policy provision or a practice of the Ceding Company, the reinsurance will also continue without payment of premium.

     If the Policy continues in force because of the operation of an Automatic Premium Loan provision, extended term insurance or other such provision by which the Ceding Company receives compensation for its risk, then the reinsurance will also continue and the Ceding Company will pay the Reinsurer the reinsurance premium for the period to the date of termination.

4.   CONTINUATION OF REINSURANCE

     On termination of this Agreement in accordance with the provisions in section two of this Article, the reinsurance ceded will remain in force subject to the terms and conditions of this Agreement, unless otherwise agreed by both parties in writing.

                                   ARTICLE III

                                      SCOPE

1.   RETENTION OF THE CEDING COMPANY

     The type and amount of the Ceding Company's retention on any one life is shown in Schedule II. In determining the retention on each case, any additional benefits on the same life will be taken into account, as will the death benefit under any other policies existing at the time of commencement of the policy ceded under this Agreement.

     The Ceding Company may change its retention with respect to future new business at any time. The Ceding Company will promptly notify the Reinsurer of such change and its effective date.

2.   THE REINSURER'S SHARE

     The Reinsurer's Share is as shown in Schedule I.

3.   BASIS OF REINSURANCE

     Products and Riders listed in Schedule III will be reinsured under this Agreement on the basis described in Schedule II.

4.   REINSURANCE PREMIUMS

     The Ceding Company will pay the Reinsurer the premium rates as described in
     Schedule V.

5.   REINSURANCE ALLOWANCES

     The Reinsurer will pay to the Ceding Company the reinsurance allowance, if any, as shown in Schedule V. If any reinsurance premiums or installments of reinsurance premiums are returned to the Ceding Company, any corresponding reinsurance allowance previously credited to the Ceding Company will be reimbursed to the Reinsurer.

6.   PREMIUM RATE GUARANTEE

     Premium Rate Guarantees, if any, are shown in Schedule V.

7.   POLICY FEES

     Policy fees, if any, are shown in Schedule V.

8.   TAXES

     Taxes, if any, are shown in Schedule I.

9.   EXPERIENCE REFUND

     If an experience refund is payable under this Agreement, the conditions and formula are as shown in Schedule V.

10.  EXPENSE OF THE ORIGINAL POLICY

     The Ceding Company will bear the expense of all medical examinations, inspection fees and other charges incurred in connection with the original policy.

                                   ARTICLE IV

                                    COVERAGE

AUTOMATIC PROVISIONS:

For each risk on which reinsurance is ceded, the Ceding Company's retention at the time of issue will take into account both currently issued and previously issued policies.

The Ceding Company must cede and the Reinsurer must automatically accept reinsurance, if all of the following conditions are met for each life:

1.   RETENTION

     The Ceding Company will retain a percentage of the risk for the Products and Riders noted in Schedule III up to the Ceding Company's Maximum Limit of Retention as noted in Schedule II; and

2    AUTOMATIC ACCEPTANCE LIMITS

     The age, minimum reinsurance amount, pool binding limits and jumbo limits as shown in Schedule VI; and

3.   UNDERWRITING

     The risk is underwritten according to the Ceding Company's Underwriting Guidelines; and the Ceding Company has never made facultative application for reinsurance on the same life to the Reinsurer or any other Reinsurer. Automatic Reinsurance does not include policies issued under simplified underwriting or guaranteed issues, short form applications or internal or external policy exchanges; and

4.   RESIDENCE

     The risk is a permanent resident of the Countries as shown in Schedule I.

If, for a given application, the Ceding Company cannot comply with the automatic reinsurance conditions described above, or if the Ceding Company submits the application to other Reinsurers for their facultative assessment, the Ceding Company can submit this application to the Reinsurer on a facultative basis.

FACULTATIVE PROVISIONS:

The Ceding Company will send copies of the original applications, all medical reports, inspection reports, attending physician's statement, and any additional information pertinent to the insurability of the risk to the Reinsurer. For policies which contain a guarantee increase, the Ceding Company will inform the Reinsurer of that fact. The Ceding Company will also notify the Reinsurer of any underwriting information requested or received after the initial request for reinsurance is made.

On a timely basis, the Reinsurer will submit a written decision to the Ceding Company. The Reinsurer's offer on facultative submissions will expire after 120 days from the date of the Reinsurer's final offer. On an individual case, the 120 day period may be shorter or longer if the Reinsurer specifies a different period in its final offer. For all risks acceptance of the offer according to the rules of the Ceding Company must occur within 120 days of the Reinsurer's final offer.

                                    ARTICLE V

                             UNDERWRITING GUIDELINES

1.   GENERAL

     The risk is underwritten according to the Ceding Company's Underwriting Guidelines which have been reviewed and agreed to by the Reinsurer, as referenced in Schedule XI. It is understood and agreed that the Reinsurer will generally accept Ceding Company's underwriting decisions as long as Ceding Company's underwriters act in good faith and consistent with Ceding Company's underwriting guidelines and manual, age and amount requirements and control procedures. Occasional mistakes in mortality assessment will be accepted for automatic reinsurance by the Reinsurer provided such mistakes are not systemic or part of a pattern that evidences disregard for the company's underwriting guidelines. Reasonable underwriter discretion, which may deviate from the underwriting guidelines or other requirements when deemed warranted and appropriate by the Ceding Company underwriter exercising his or her professional judgment, will also be accepted for automatic reinsurance by the Reinsurer provided that the final underwriting assessment is consistent with the expected mortality level of that underwriting classification.

     Notwithstanding the foregoing, business exceptions are not covered by the automatic provisions of this Agreement unless approved in advance by the Reinsurer. A business exception is a risk intentionally accepted by the Ceding Company without a sound basis for accepting the risk based on currently available underwriting evidence, including the waiving of normal age and amount requirements without justification. In determining whether there is justification for waiving underwriting requirements, the Ceding Company's underwriter may exercise reasonable judgment in assessing the protective value versus the additional cost, inconvenience or availability of the requirement in question.

2.   CHANGES TO UNDERWRITING GUIDELINES

     The Ceding Company reserves the right to revise the Underwriting Guidelines from time to time. For any material change to the Underwriting Guidelines, the Ceding Company agrees to provide twenty (20) days' written notice to the Reinsurer, and the Reinsurer agrees to provide its decision in writing with regard to the proposed change within twenty (20) days. The Reinsurer's failure to respond within twenty (20) days will constitute its acceptance of these changes.

                                   ARTICLE VI

                             ASSIGNMENT OR TRANSFER

Neither this Agreement nor any new or inforce reinsurance under this Agreement, may be sold or assigned in whole or in part by either the Ceding Company or the Reinsurer without the prior written approval of the other party. The Ceding Company and the Reinsurer reserve the right at their option, to terminate their liability for inforce reinsurance, if written approval is not obtained. Nothing herein shall prohibit the Reinsurer from retroceding or transferring risk associated with the Agreement to other parties.

                                   ARTICLE VII

                                    LIABILITY

The liability of the Reinsurer for all claims automatically reinsured and all claims arising after facultative acceptance as described in Article IV will commence and cease simultaneously with that of the Ceding Company.

The Reinsurer will be liable under the Ceding Company's Temporary Insurance Agreement as noted in Schedule IV.

                                  ARTICLE VIII

                             RETENTION AND RECAPTURE

If the Ceding Company changes its limit of retention as shown in Schedule II, written notice of the change will promptly be given to the Reinsurer. At the option of the Ceding Company, a corresponding reduction may be made in the reinsurance in force under this Agreement on all risks. The Ceding Company may apply the new limits of retention to existing reinsurance and reduce and recapture reinsurance inforce in accordance with the following rules:

1. The policy has been reinsured under this Agreement and in force for the minimum period shown in Schedule I.

2. Recapture will become effective on the policy anniversary date following written notification of the Ceding Company's intent to recapture.

3. The Ceding Company retained its maximum limit of retention for the plan, age and mortality rating at the time the policy was issued under this Agreement and in accordance with Schedule I.

4. All reinsurance eligible for recapture, under the provisions of this Article, must be recaptured.

5. If there is reinsurance with other reinsurers on risks eligible for recapture, the necessary reduction is to be applied to each company in proportion to the total outstanding reinsurance.

Special recapture on facultative business may be allowed under mutually agreed upon terms and conditions.

                                   ARTICLE IX

                       REINSURANCE PREMIUMS AND ALLOWANCES

1.   LIFE REINSURANCE

     Premiums are shown in Schedule V.

2.   SUBSTANDARD PREMIUMS

     Premiums will be increased by any (flat) extra premium as shown in Schedule V, charged the insured on the face amount reinsured. Additional substandard table extras increased on a per table basis are based upon the current net amount at risk.

3.   RIDER BENEFITS

     The Reinsurer will receive premiums for additional riders as shown in
     Schedule V, as well as for any extra premiums the Ceding Company may collect for the coverage of special risks (traveling, climate, occupation, etc.).

                                    ARTICLE X

                                    RESERVES

Reserve requirements of the Ceding Company, if any, are as shown in Schedule I.

                                   ARTICLE XI

                           TERMINATIONS AND REDUCTIONS

1. If insurance reinsured under this Agreement is terminated, the reinsurance for the individual risk is terminated at the same time.

2. If insurance reinsured under this Agreement is reduced, the reinsurance will be reduced by applying the retention limits as defined in Schedule II which were in effect at the time the insurance was issued. The reinsurance reduction will be effective on the same date as the insurance reduction.

3. If an automatic insurance policy is terminated or reduced, the reinsurance for the individual risk involved will be determined in chronological order beginning with the earliest reinsured insurance date. Two or more policies issued on the same date will be considered one policy.

4. If facultative insurance reinsured under this Agreement is reduced, the reinsurance for the individual risk involved will be reduced proportionately on the effective date of reduction.

5. If the reinsurance amount is reinsured with multiple reinsurers, the reinsurance will be reduced by the ratio of the amount of reinsurance in each company to the total outstanding reinsurance on the risk involved.

                                   ARTICLE XII

                               POLICY ALTERATIONS

1.   INCREASES

     UNDERWRITTEN INCREASES: If the amount of insurance is increased as a result of an underwritten change, the increase will be considered new reinsurance under this Agreement. The Reinsurer's approval is required if the original policy was reinsured on a facultative basis or if the new amount will cause the reinsured amount on the life to exceed either the Pool Binding Limits or the Jumbo Limit shown in Schedule VI.

     NON-UNDERWRITTEN INCREASES: For policies reinsured on an automatic basis, reinsurance on non-underwritten increases will be accepted up to the Pool Binding Limits as shown in Schedule VI. For policies reinsured on a facultative basis, reinsurance will follow the parameters outlined in the Reinsurer's facultative offer. Reinsurance premiums for non underwritten increases are described in Schedule V.

2.   REINSTATEMENT

     Any policy originally reinsured on an automatic basis in accordance with the terms and conditions of this Agreement by the Ceding Company may be automatically reinstated with the Reinsurer. Any reinstatement originally reinsured with the Reinsurer on a facultative basis that requires underwriting will be submitted with the underwriting requirements and approved by the Reinsurer before it is reinstated. The Ceding Company will pay the Reinsurer all reinsurance premiums in the same manner as the Ceding Company received the insurance premiums under the particular policy.

3.   EXTENDED TERM AND REDUCED PAID-UP

     EXTENDED TERM: If the original policy lapses and extended term insurance is elected under the terms of the policy, reinsurance will continue on the same basis as under the original policy until the expiry of the extended term.

     REDUCED PAID-UP: If the original policy lapses and reduced paid-up insurance is elected under the terms of the policy, the amount reinsured will be reduced in accordance with Article X.

4.   CONTRACTUAL OR NONCONTRACTUAL CONVERSIONS

     A contractual or noncontractual conversion is a coverage that replaces all or part of a policy issued earlier by the Ceding Company and reinsured by the Reinsurer under this Agreement.

     The Reinsurer will continue to reinsure the risk resulting from the contractual or noncontractual conversion of any coverage reinsured under this Agreement, in an amount not to exceed the original amount reinsured.

     If the product to which the original coverage is converting is reinsured by the Reinsurer, either under this Agreement or under a different Agreement, reinsurance premium rates for the coverage will be those contained in the Agreement that covers the product to which the original policy is converting. However, if the new product is not reinsured by the Reinsurer, reinsurance premiums for a policy resulting from a contractual or noncontractual conversion will use the rates shown in Schedule V.

     Reinsurance premiums and any allowances for conversions will be on a point in scale basis from the original issue age of the policy.

5.   UNDERWRITING CLASSIFICATION

     For automatic risks, the Ceding Company may reduce the rating classification or change the tobacco classification. The Ceding Company will notify the Reinsurer of this change. For facultative risks, the Ceding Company will be subject to and the risk reinsured under the facultative provisions in Article IV, except for tobacco classification changes. The Reinsurer will accept the Ceding Company's tobacco usage reconsideration practices and decisions.

                                  ARTICLE XIII

                  POLICY ADMINISTRATION AND PREMIUM ACCOUNTING

1.   ACCOUNTING PERIOD

     Reinsurance premiums will be paid annually in advance according to the bill frequency in Schedule I. The Ceding Company will self administer all reinsurance under this Agreement. Renewal premium will be due within sixty
     (60) days of anniversary processing. New business premium is due within one hundred twenty (120) days of the date the coverage is issued.

2.   PAYMENT OF BALANCES

     The Ceding Company will calculate the amount of reinsurance premium due and within sixty (60) days after the last day of each billing period will send the Reinsurer a statement that contains the information shown in Schedule VIII, including any premiums due for that period.

     If an amount is due the Ceding Company, the Reinsurer will remit that amount to the Ceding Company within thirty (30) days of receipt of the statement.

3.   BALANCES IN DEFAULT

     When balances are in default, each party reserves the right to charge interest at the Prime Rate plus 2% as stated in the Wall Street Journal on January 1, prior to the due date of the premium when premium is delinquent.

     The payment of reinsurance premiums is a condition precedent to the liability of the Reinsurer for reinsurance covered by this Agreement. In the event that reinsurance premiums are not paid within sixty (60) days after the last day of each billing month, the Reinsurer will have the right to terminate the reinsurance for all coverages having reinsurance premiums in arrears. If the Reinsurer elects to exercise its right of termination, it will give the Ceding Company ninety (90) days written notice of its intention. Such notice will be sent by certified mail.

     Terminated reinsurance may be reinstated, subject to approval by the Reinsurer, within sixty (60) days of the date of termination, and upon payment of all reinsurance premiums in arrears including any interest accrued thereon.

     The Ceding Company will not force termination under the provisions of this section to avoid the recapture requirements or to transfer the block of business to another Reinsurer.

                                   ARTICLE XIV

                                     CLAIMS

1.   NOTICE

When the Ceding Company is informed of a claim, it will promptly notify the Reinsurer of the claim. This notification will provide the Reinsurer with the following: The Name, Policy Number, Issue Date, Date of Birth, Date of Death (if known), Cause of Death (if known), Face Amount, Net Amount At Risk and an Auto/Fac indicator.

2.   PROOFS AND PAYMENT OF BENEFITS

The Ceding Company will examine and approve the claims and will send the Reinsurer notification of all paid claims.

When requesting its share of the claim, the following proofs will be submitted to the Reinsurer with each claim. A copy of the death certificate, proof of the amount paid on such claim by the Ceding Company and a copy of the claimant's statement will be furnished to the Reinsurer as proofs when requesting its share of the claim. The Reinsurer will also pay its proportionate share of interest that the Ceding Company is required to pay on the death benefit.

In every case of loss, copies of the proofs obtained by the Ceding Company will be taken by the Reinsurer as sufficient provided proofs are in accordance with the Ceding Company's current claim practices.

The Reinsurer reserves the right to request, and the Ceding Company will send documents on any claim reinsured under this Agreement.

3.   CLAIM ADMINISTRATION

Claim Payments:

As soon as the Reinsurer receives proper claim notice, proof of the claim and the Death Claim Benefit Request Form, the Reinsurer shall within sixty days pay the undisputed reinsurance benefits due the Ceding Company. The claim benefits paid will be in a single sum, regardless of the Ceding Company's settlement options. Claim payments may be netted against premium due, as long as the Ceding Company is in compliance with Article XII - Policy Administration and Premium Accounting.

When death claim benefits due from the Reinsurer are in default, the Ceding Company reserves the right to charge interest at the Prime Rate plus 2% as stated in the Wall Street Journal on January 1, prior to the date of the death claim. Claims benefits in default are defined as claim benefits not reimbursed within ninety (90) days of the claim benefit request.

For policies where the Ceding Company decides not to pay the claim, the procedures stated below under Section 4, Claim Denials, of this Article, will be followed.

4.   DENIALS AND CONTESTED CLAIMS

The Ceding Company will promptly notify the Reinsurer of its intent to deny, contest or compromise a claim reinsured under this Agreement. The Ceding Company will provide the Reinsurer with all papers for review. Within seven (7) days of receiving the papers, the Reinsurer must communicate in writing its agreement to be a party to the denial, contest, or compromise.

If the Reinsurer declines to be a party to such denial, contest or compromise, the Reinsurer will discharge all of its liability by paying its proportionate share of reinsurance due the Ceding Company as if there had been no denial, contest or compromise. The Reinsurer will also pay its proportionate share of covered expenses incurred to the date it notifies the Ceding Company it declines to be a party.

5.   CLAIM EXPENSES

The Reinsurer will pay its share of reasonable investigation and legal expenses connected with the litigation or settlement of contractual liability claims, unless the Reinsurer has discharged its liability as described in section 4 above, the Reinsurer will not participate in any expenses after the date of discharge.

Claim expenses do not include routine claim and administration expenses, including the Ceding Company's home office expenses. Expenses incurred in connection with a dispute or contest arising out of conflicting claims of entitlement to policy proceeds of benefits that the Ceding Company admits are payable are not a claim expense under this Agreement.

6.   MISSTATEMENT OF AGE OR SEX

If the amount of insurance changes because of a misstatement of age or sex classification, the Reinsurer's share of liability will change proportionately. Reinsurance premiums will be adjusted from the inception of the policy and any differences will be settled without interest.

7.   MISREPRESENTATION OR SUICIDE

If the Ceding Company returns premium to the policyowner or beneficiary as a result of fraud or misrepresentation within the policy contestable period or as a result of the suicide of the insured, the Reinsurer will refund net reinsurance premiums received on that policy without interest to the Ceding Company in lieu of any other form of reinsurance benefit payable under this Agreement.

8.   EXTRA CONTRACTUAL OBLIGATIONS

The Reinsurer will not participate in and will not be liable to pay extra-contractual damages that are awarded against the Ceding Company as a result of an act, omission, or course of conduct committed solely by the Ceding Company, its agents, or representatives in connection with claims covered under this Agreement.

However, the parties recognize that circumstances may arise in which the Reinsurer would participate in extra-contractual damages. The Reinsurer will be liable for and reimburse the Ceding Company for the Reinsurer's share of extra-contractual damages that result from actions approved in advance and in writing by the Reinsurer unless the Reinsurer had discharged all of its liability. In such situations, the Reinsurer and the Ceding Company will share such damages in proportion to the original amount reinsured.

For purposes of this Agreement, the term "extra-contractual damages" will include, by way of example and not limitation:

     1. Actual and consequential damages;
     2. Damages for emotional distress or oppression;
     3. Punitive, exemplary or compensatory damages;
     4. Statutory damages, fines or penalties;
     5. Amounts in excess of the reinsured hereunder that the Ceding Company pays to settle a dispute or claim;
     6. Third-party attorney fees, cost and expenses.

9.   ACCELERATED BENEFIT AGREEMENT

The Reinsurer will not participate on any accelerated or advance payments made under an accelerated death benefit agreement. The Reinsurer will be notified at time of death and will pay its share of the reinsured net amount at risk as outlined above.

                                   ARTICLE XV

                                     OFFSET

Any amounts due, by either of the parties to this Agreement, whether they arise out of this Agreement, or out of any other reinsurance relationship between the parties, may be offset and only the balance will be allowed or paid. This right will continue to exist after the termination of this Agreement, or of any business relationship between the parties. This right to offset is not diminished by the insolvency of either party.

                                   ARTICLE XVI

                        ISSUE RESOLUTION AND ARBITRATION

1.   GENERAL

The parties agree to act with the highest good faith. However, if the parties cannot mutually resolve a dispute or claim, which arises out of, or in connection with this Agreement, including its formation and validity, and whether arising during, or after the period of this Agreement and the dispute cannot be resolved through Issue Resolution as described below, the dispute will be decided through arbitration as a precedent to any right of action hereunder.

As a condition to the parties' right to arbitration under this Agreement, either the Ceding Company or the Reinsurer will give written notification to the other party of any dispute relating to or arising from this Agreement, including, but not limited to, the formation or breach thereof.

2.   ISSUE RESOLUTION

In the event of a dispute arising out of or relating to this Agreement, the parties agree to the following process of issue resolution. Within 15 days of notification, both parties must designate an officer of their respective companies to attempt to resolve the dispute. The officers will meet at a mutually agreeable location as soon as possible and as often as necessary to attempt to negotiate a resolution of the dispute. During the negotiation process, all reasonable requests made for information concerning the dispute will be promptly honored. The format for discussions will be determined mutually by the officers.

If these officers are unable to resolve the dispute within 30 days of their first meeting, the parties may agree in writing to extend the negotiation period for an additional 30 days. If the matter is not resolved within 30 days of the first meeting or the additional 30 day period, if any, then either party may demand arbitration as documented below. The discussions and all information exchanged for the purposes of such discussions will be confidential and without prejudice.

If a resolution can not be reached as documented above, the dispute or claim will be referred to an arbitration tribunal (a group of three arbitrators), and settled through arbitration.

3.   NOTICE OF ARBITRATION

To initiate arbitration, either party will notify the other party by Certified Mail of its desire to arbitrate, stating the nature of the dispute and the remedy sought. The party, to which the notice is sent, will respond to the notification in writing, within ten (10) days of its receipt. Failure to respond in a timely manner to the notice will be deemed a breach of this Agreement, enforceable within an applicable court of law.

4.   PROCEDURE

Each of the two parties will appoint one arbitrator. The arbitrators will be individuals, other than from the contracting companies and/or affiliates of the contracting companies, including those who have retired, with more than ten (10) years insurance or reinsurance experience within the industry.

Notice of the appointment of these arbitrators will be given by each party to the other party within thirty (30) days of the date of mailing of the notification initiating the arbitration. These two arbitrators will, as soon as possible, but no longer than 45 days after the day of the mailing of the notification initiating the arbitration, then select the third arbitrator.

In the event that either party should fail to choose an arbitrator within thirty
(30) days after the other party has given notice of its arbitrator appointment, the party which has already appointed an arbitrator may choose an additional arbitrator, and the two shall, in turn, choose a third arbitrator. If the two arbitrators are unable to agree upon the selection of a third arbitrator within thirty (30) days following their appointment, each arbitrator shall nominate three candidates within ten (10) days thereafter, two of whom the other shall decline and the decision shall be made by drawing lots.

5.   ARBITRATION COSTS

Unless the arbitrators decide otherwise, each party will bear the expense of its own arbitration activities, including any outside attorney or witness fees. The parties will jointly and equally bear the expense of the arbitration tribunal and any other costs of the arbitration, such as hearing rooms, court reporters, etc.

6.   PLACE OF ARBITRATION

The home office of the Ceding Company or any mutually agreeable location.

7.   ARBITRATION SETTLEMENT

The award of the arbitration tribunal, will be in writing, and binding upon the consenting parties. The arbitrators will base their decision on the terms and conditions of this Agreement plus, as necessary, on the customs and practices of the insurance and reinsurance industry rather than solely on a strict interpretation of the applicable law; there will be no appeal from their decision, and any court having jurisdiction of the subject matter, and the parties, may reduce that decision to judgment.

                                  ARTICLE XVII

                                   INSOLVENCY

In the event that the Ceding Company is deemed insolvent, all reinsurance death claims payable hereunder will be payable by the Reinsurer directly to the Ceding Company, its liquidator, receiver or statutory successor, without diminution because of the insolvency of the Ceding Company. It is understood, however, that in the event of such insolvency, the liquidator, receiver or statutory successor of the Ceding Company will give written notice to the Reinsurer of the pendency of a death claim against the Ceding Company on a risk reinsured hereunder within a reasonable time after such death claim is filed in the insolvency proceeding. Such notice will indicate the policy reinsured and whether the death claim could involve a possible liability on the part of the Reinsurer.

During the pendency of such claim, the Reinsurer may investigate such death claim and interpose, at its own expense, in the proceeding where such death claim is to be adjudicated, any defense or defenses it may deem available to the Ceding Company, its liquidator, receiver or statutory successor. It is further understood that the expense thus incurred by the Reinsurer will be chargeable, subject to court approval, against the Ceding Company as part of the expense of liquidation to the extent of a proportionate share of the benefit that may accrue to the Ceding Company solely as a result of the defense undertaken by the Reinsurer.

Where two or more reinsurers are participating in the same death claim and a majority in interest (determined with respect to shares of net amount at risk) elects to interpose a defense or defenses to any such death claim, the expense will be apportioned among the reinsurers in the same proportion that the reinsurer's net liability bears to the sum of the net liability of all reinsurers on the insured's date of death.

In the event of the insolvency of the Reinsurer, the Ceding Company shall have the right, at any time during such insolvency, to recapture all business ceded to the Reinsurer. If a recapture is declared, a mutually agreed upon recapture fee will be determined by both the Ceding Company and the Reinsurer.

                                  ARTICLE XVIII

                                RIGHT TO INSPECT

Upon request, the Ceding Company will furnish the Reinsurer with detailed information about the risks reinsured under this Agreement. During the Ceding Company's normal office hours, copies of any documents relating to the risks reinsured will be made available to the Reinsurer at its own expense. The Reinsurer will give reasonable notification of any visit, and this right of inspection will remain as long as either party to this Agreement is claiming from the other.

                                   ARTICLE XIX

              UNINTENTIONAL ERRORS, MISUNDERSTANDINGS OR OMISSIONS

1. It is expressly understood and agreed that if failure to comply with any terms of this Agreement is hereby shown to be the result of an unintentional error, misunderstanding or omission, on the part of either the Ceding Company or the Reinsurer, both the Ceding Company and the Reinsurer, will be restored to the position they would have occupied, had no such error, misunderstanding or omission occurred, subject always to the correction of the error, misunderstanding or omission.

     This provision applies only to oversights, misunderstandings or clerical errors relating to the administration of reinsurance covered by this Agreement. This provision does not apply to the administration of the insurance provided by the Ceding Company to its insured or any other errors or omissions committed by the Ceding Company with regard to the policy reinsured hereunder, including the underwriting of the risk.

2. It is expressly understood and agreed that coverages will continue to be reinsured under this Agreement, if failure to comply with any terms of this Agreement is hereby shown to be the result of an unintentional underwriting error, misunderstanding or omission, on the part of either the Ceding Company or the Reinsurer.

                                   ARTICLE XX

                             CHOICE OF LAW AND FORUM

1.   CHOICE OF LAW AND FORUM

     This Agreement, will in all respects be governed by, and construed in accordance with the law and exclusive jurisdiction of the Courts, as shown in Schedule I.

                                   ARTICLE XXI

                                   GOOD FAITH

All matters with respect to this Agreement require the utmost good faith of both parties.

Each party represents and warrants to the other party that it is solvent on a statutory basis in all states in which it does business or is licensed. Each party will promptly notify the other if it is subsequently financially impaired.

The Reinsurer and the Ceding Company have entered into this Agreement in reliance upon each other's representations and warranties. The Ceding Company and the Reinsurer each affirms that it has and will continue to disclose all matters material to this Agreement. Material for purposes of this Article will mean information that a prudent actuary would consider as reasonably likely to affect the Reinsurer's experience under this Agreement. Examples of such matters are a change in distribution channel, issue practices, underwriting or claims practices. This Agreement will not extend to policies issued pursuant to such changes unless the Reinsurer has consented in writing to accept policies subject to such changes.

Any outsourcing by the Ceding Company of material functions concerning the Policies will be deemed material. The Company will secure the Reinsurer's right to audit any outsourcing of any material Ceding Company functions concerning the Policies.

                                  ARTICLE XXII

                                 CONFIDENTIALITY

Except for the purposes of carrying out this Agreement and as required by law, the Reinsurer shall not disclose or use any non-public personally identifiable customer or claimant information provided by the Ceding Company to the Reinsurer, as such Customer or Claimant information is defined by the Gramm-Leach-Bliley Act and related regulations. Such Customer or Claimant information shall be shared only with those entities with which the Reinsurer may, from time to time, contract in accordance with the fulfillment of the terms of this Agreement, including but not limited to the Reinsurer's retrocessionaires and the Reinsurer's affiliates.

                                  ARTICLE XXIII

                          ALTERATIONS TO THE AGREEMENT

This Agreement constitutes the entire Agreement between the parties, with respect to the business being reinsured hereunder, and there are no understandings between the parties other than expressed in this Agreement. Any alterations to the provisions of this Agreement will be made by Amendment or Addenda and must be signed by both parties. These documents will be regarded as part of this Agreement and will be equally binding.

                                  ARTICLE XXIV

                              COMPLIANCE WITH LAWS

The Policy is issued and maintained in accordance with all laws and the Ceding Company assures the Policy does not involve individuals appearing on the OFAC Specifically Designated Nationals or Blocked Persons list or residing in a prohibited country. Neither the Ceding Company nor the Reinsurer shall be required to take any action under this Agreement that would result in it being in violation of said laws, including making any payments in violation of the law. Should either party discover a reinsurance payment has been made in violation of the law, it shall notify the other party and the parties shall cooperate in order to take all necessary corrective actions, including the return of the payment to the Reinsurer, unless prohibited by law.

                                   ARTICLE XXV

                                  SEVERABILITY

If any provision of this Agreement is determined to be invalid or unenforceable, such determination will not impair or affect the validity or enforceability of the remaining provisions of this Agreement.

                                  ARTICLE XXVI

                           EXECUTION OF THE AGREEMENT

In witness whereof, we have caused this Agreement to be executed in duplicate at the dates and places shown below, by our respective officers authorized to do so.

MINNESOTA LIFE INSURANCE COMPANY

Date:
-----------------------------------

Place: St. Paul, MN
-----------------------------------

By:                                     Attest:
-----------------------------------     -------------------------------------

Title: Actuary, Life Products           Title: Reinsurance Specialist
-----------------------------------     -------------------------------------

NAIC #:  66168                          Federal Id. #:  41-0417830
-----------------------------------     -------------------------------------


FULL COMPANY NAME


Date:
-----------------------------------

Place:
-----------------------------------

By:                                     Attest:
-----------------------------------     -------------------------------------

Title:                                  Title:
-----------------------------------     -------------------------------------

NAIC #:                                 Federal Id. #:
-----------------------------------     -------------------------------------

                                   SCHEDULE I

                           REINSURANCE SPECIFICATIONS

COMMENCEMENT AND TERMINATION OF REINSURANCE, ARTICLE II

1.   AGREEMENT COMMENCEMENT:

     This Agreement is effective MONTH, DAY, YEAR. It applies to all business coverages as described in Schedule III with issue dates on or after such date and to eligible policies applied for on or after such date that were backdated for up to six (6) months to save age.

2.   POLICY  TERMINATION:

     Unearned premiums will be refunded on lapses, conversion, exchanges, rollovers, terminations and deaths.

SCOPE, ARTICLE III

1.   CURRENCY:

     United States Currency

2.   THE REINSURER'S SHARE:

     The Reinsurer"s share will be X% of the pool.

3.   TAXES:

A. DAC TAX CALCULATION

The Ceding Company and the Reinsurer hereby agree to the following pursuant to
Section 1.848-2(g)(8) of the Income Tax Regulations issued December 29, 1992, under Section 848 of the Internal Revenue Code of 1986, as amended.

1. The term "party" will refer to either the Ceding Company or the Reinsurer as appropriate.

2. The terms used in this Article are defined by reference to Treasury Regulation Section 1.848-2 in effect as of December 29, 1992. The term "net consideration" will refer to net consideration as defined in Treasury Regulation Section 1.848-2(f).

3. The party with the net positive consideration for this Agreement for each taxable year will capitalize specified policy acquisition expenses with respect to this Agreement without regard to the general deductions limitation of IRS Section 848(c)(1).

4. The Ceding Company and the Reinsurer agree to exchange information pertaining to the amount of net consideration under this Agreement each year to ensure consistency. The Ceding Company and the Reinsurer also agree to exchange information, which may be otherwise required by the IRS.

5. The Ceding Company will submit a schedule to the Reinsurer by May 1 of each year of its calculation of the net consideration for the preceding calendar year. This schedule of calculations will be accompanied by a statement signed by an officer of the Ceding Company stating that the Ceding Company will report such net consideration in its tax return for the preceding calendar year.

6. The Reinsurer may contest such calculation by providing an alternative calculation to the Ceding Company. If the Reinsurer does not so notify the Ceding Company, the Reinsurer will report the net consideration as determined by the Ceding Company in the Reinsurer's tax return for the previous calendar year.

7. If the Reinsurer contests the Ceding Company's calculation of the net consideration, the parties will act in good faith to reach an agreement as to the correct amount. When the Ceding Company and the Reinsurer reach an agreement on an amount of net consideration, each party will report such amount in their respective tax returns for the previous year.

8. Each party agrees to attach a schedule to its federal income tax return for the first taxable year ending on or after the Effective Date that identifies this Agreement as a reinsurance agreement for which the joint election under Regulation Section 1.848-2(g)(8) has been made.

B. PREMIUM TAX:

     Premium tax WILL be reimbursed on an exact basis and calculated annually by the Ceding Company.

     OR

     Premium tax WILL NOT be reimbursed under this Agreement.

C. EXCISE TAX:

     None Applicable

COVERAGE, ARTICLE IV

1.   RESIDENCE:

     United States, Canada

RETENTION AND RECAPTURE, ARTICLE VII

     Minimum Recapture Period: XXX (X) years

     FDQS

     Recapture is not available until the end of the XXX (Xth) policy year, and then must be in conjunction with an increase in the Ceding Company's maximum schedule of retention. The amount eligible for recapture will be the difference between the amount originally retained and the amount the Ceding Company would have retained on the same quota share basis had the new retention schedule been in effect at the time of issue.

RESERVES, ARTICLE IX

     YRT

     The Ceding Company will calculate reserves based on 1/2 the gross premium paid to the Reinsurer. The amount of reserves held by the Reinsurer for business under this Agreement will be equal to the Reinsurers proportionate share of the reserve credit taken by the Ceding Company for the same risks.

     The Reinsurer will hold reinsurance reserves in accordance with all applicable laws and regulations that the Reinsurer deems controlling.

POLICY ADMINISTRATION AND PREMIUM ACCOUNTING:

1.   ACCOUNTING PERIOD:

     The Ceding Company's bill frequency is monthly.

CHOICE OF LAW, FORUM AND LANGUAGE, ARTICLE XVIII

 1. CHOICE OF LAW AND FORUM:

     Minnesota law

                                   SCHEDULE II

                   CEDING COMPANY'S MAXIMUM LIMIT OF RETENTION

     The Ceding Company will retain XXX percent (XX%) of each policy subject to the qualifications and retention limits given in the table below. If because of previous retention on other policies, retaining XX% of the risk on these policies will exceed the Ceding Company's Maximum Limits of Retention, then the Ceding Company will retain less than XX%.

  SINGLE/JOINT               ISSUE AGE                  RATING        RETENTION
--------------------------------------------------------------------------------
   SINGLE LIFE           ISSUE AGE 0 - 80           STD - TABLE 16     750,000
   SINGLE LIFE          ISSUE AGES 81 - 85          STD - TABLE 4      250,000
   SINGLE LIFE    ISSUE AGES GREATER THAN THAN 85    ALL RATINGS     FACULTATIVE
   SINGLE LIFE          PRO. ATHLETE 15-70          STD - TABLE 16     375,000

                                  SCHEDULE III

                                BUSINESS COVERED

     The following products and riders will be covered under this agreement.

                                   AUTO     SHORT
                  PRODUCT NAME     OR FAC   NAME     EFF. DATE   TERMNATION DATE
--------------------------------------------------------------------------------
SINGLE PRODUCTS:
SINGLE RIDERS:

                                   SCHEDULE IV

                          TEMPORARY INSURANCE AGREEMENT

The Reinsurer has reviewed the Ceding Company's Temporary Insurance Agreement and has given its acceptance of the terms and procedures contained in the form. The Ceding Company agrees to submit to the Reinsurer any changes to the Temporary Insurance Agreement. The Reinsurer's Temporary Insurance Agreement liability will be limited to the Ceding Company's liability as stated in the Temporary Insurance Agreement.

The Reinsurer will be liable for either a proportionate share of the risk or a set amount of the risk, according to the terms of its acceptance and the Ceding Company's standard placement procedures.

The Reinsurer is liable for losses under the terms of a Temporary Insurance Agreement when the following qualifications are met for automatic and facultative reinsurance.

1. AUTOMATIC REINSURANCE

  A) The risk would have qualified for automatic coverage under the Agreement as specified in Article IV; and

  B) the Ceding Company has kept its maximum retention for the age and table rating of the risk as shown in Schedule II; and

  C) the amount ceded to the Reinsurer does not exceed the Pool Binding Limits as specified in Schedule VI; or

  D) a court of competent jurisdiction finds that the Ceding Company is liable under the Temporary Insurance Agreement despite the Ceding Company's denial of liability and all of (A), (B) and (C) above have occurred.

2. FACULTATIVE REINSURANCE

  The Reinsurer is liable under the terms of the Temporary Insurance Agreement for a risk which has been submitted to the Reinsurer on a facultative basis only when:

  A) The Reinsurer has given the Ceding Company its final underwriting offer pursuant to Article IV and;

  B) The risk would have been placed with the Reinsurer according to the Ceding Company's standard placement procedures; or

  C) A court of competent jurisdiction finds that the Ceding Company is liable under the Temporary Insurance Agreement despite the Ceding Company's denial of liability and both (A) and (B) above have occurred.

                                   SCHEDULE V

                              REINSURANCE PREMIUMS

1. REINSURANCE PREMIUMS: - YRT

Business covered, as shown in Schedule III will be reinsured on the yearly renewable term basis with the Reinsurer participating only in mortality risks (not cash values, loans, dividends or other features). The mortality risk shall be the net amount at risk on that portion of the policy that is reinsured with the Reinsurer. Premiums will be paid on an annual basis.

Schedule VII provides the factors by product that will be applied to the 75-80 ANB Basic Mortality Tables with the Manulife extension to determine the reinsured YRT rate per $1,000. An additional 25% of the standard rates will be charged per table of substandard rating. The same procedure will apply to single premium policies and for paid up policies. The premium rates will be reduced by the applicable allowance as noted below.

        THE FIRST YEAR ALLOWANCE IS 100%. RENEWAL YEAR ALLOWANCES ARE 0%.

2. FLAT EXTRA PREMIUMS:

The flat extra premium will be the annual flat premium which the Ceding Company charges the policy owner on that amount of insurance reinsured less the following allowances on all products:

       DURATION OF FLAT EXTRA            FIRST YEAR      YEARS 2 +
       -----------------------------------------------------------
       5 Years or less                    10%            10%
       More than 5 Years                 100%            10%

3. PREMIUM RATE GUARANTEE: YRT - NEED TO DEFINE GUARANTEED VS NONGUARANTEED.

The Life Reinsurance premium rates contained in this Agreement are guaranteed for one year, and the Reinsurer anticipates continuing to accept premiums on the basis of these rates indefinitely. If the Reinsurer deems it necessary to increase rates, such increased rates cannot be higher than the valuation net premiums for annual renewable term insurance calculated using the minimum statutory mortality rates and maximum statutory interest rate for each year of issue.

For inforce blocks of business, if an increase in reinsurance rates occurs on a guaranteed product that is reinsured on non-guaranteed terms, the Ceding Company has the right to recapture the reinsurance as of the effective date of the increase in reinsurance rates.

For inforce blocks of business, if an increase in reinsurance rates occurs on a non-guaranteed product that is reinsured on non-guaranteed terms, the Ceding Company should investigate the possibility of increasing its direct premiums to restore the product to previous profitability. If the Ceding Company determines that it cannot reasonably implement such a premium increase then it has the right to recapture the reinsurance as of the effective date of the increase in reinsurance rates.

EXPERIENCE REFUND:

There will be no experience refund calculated for business reinsured under this Agreement.

NET AMOUNT AT RISK CALCULATION:

The cash value will be applied to the reinsured amount. The Ceding Company will retain a level retention. When multiple layers are reinsured, the cash value will be applied to the oldest layer first. If multiple companies exist on a layer, the cash value will be split proportionately among the Reinsurers. Term policies will have a level net amount at risk.

Ten years prior to maturity, the greater of the cash value and reserve will be used to calculate the reinsured net amount at risk.

UNDERWRITTEN POLICY WITHDRAWAL

Underwritten policy withdrawals reinsured on an automatic or facultative basis will be underwritten by the Ceding Company. This type of policy change will not exceed the original face amount reinsured. The increase in net amount at risk will not receive first year select YRT reinsurance premium rates. Rates will remain point in scale.

                                   SCHEDULE VI

                           AUTOMATIC ACCEPTANCE LIMITS

1.   AGE LIMITS:

     Issue Ages 0 - 85

2.   MINIMUM REINSURANCE AMOUNT:

     Automatic Initial Reinsurance Amount - $0
     Subsequent Reinsurance Amount - $0

3.   POOL BINDING LIMITS:

                                    AVUL
--------------------------------------------------------------------------------
     ISSUE AGE       STD - TABLE 4    TABLE 5 - TABLE 8     TABLE 9 - TABLE 16
--------------------------------------------------------------------------------
      0 - 14            15,000,000        15,000,000             15,000,000
      15- 80            30,000,000        30,000,000             30,000,000
      81 - 85            3,750,000       FACULTATIVE            FACULTATIVE
  GREATER THAN 85      FACULTATIVE       FACULTATIVE            FACULTATIVE
    Pro. Athlete       FACULTATIVE       FACULTATIVE            FACULTATIVE

4.   JUMBO LIMIT:

     $65,000,000

                                  SCHEDULE VII

                                REINSURANCE RATES

1.   AUTOMATIC REINSURANCE RATES

THE FOLLOWING FACTORS DIFFER BY UNDERWRITING CLASS AND AGE. THE PERCENTAGES LISTED ARE A PERCENTAGE OF THE 75-80 ANB MORTALITY RATES WITH THE MANULIFE EXTENSION APPLIED FOR POLICIES REINSURED AUTOMATICALLY.

                                 AUTOMATIC
             --------------------------------------------------
              UNDERWRITING CLASS       AGES 0-59     AGES 60+
             --------------------------------------------------
               Preferred Select
             Preferred NonTobacco
             Standard NonTobacco
              Preferred Tobacco
               Standard Tobacco

  THE FIRST YEAR ALLOWANCE IS 100%, ALL RENEWAL ALLOWANCES ON BASE RATES IS 0%

2.   FACULTATIVE REINSURANCE RATES

THE FOLLOWING FACTORS DIFFER BY UNDERWRITING CLASS AND AGE. THE PERCENTAGES LISTED ARE A PERCENTAGE OF THE 75-80 ANB MORTALITY RATES WITH THE MANULIFE EXTENSION APPLIED FOR POLICIES REINSURED FACULTATIVELY.

                                 FACULTATIVE
             --------------------------------------------------
              UNDERWRITING CLASS       AGES 0-59     AGES 60+
             --------------------------------------------------
               Preferred Select
             Preferred NonTobacco
             Standard NonTobacco
              Preferred Tobacco
               Standard Tobacco

  THE FIRST YEAR ALLOWANCE IS 100%, ALL RENEWAL ALLOWANCES ON BASE RATES IS 0%

3.   CONTRACTUAL OR NONCONTRACTUAL CONVERSIONS

Contractual or noncontractual conversions from this Agreement that are not covered under a separate reinsurance agreement will continue under this Agreement using the appropriate factors above on a point in scale basis.

                                  SCHEDULE VIII

                       REINSURANCE BILLING ADMINISTRATION

SAMPLE STATEMENT SPECIFICATIONS

The following information should appear on each Statement and Inforce listing:

               -    Name of the Insured(s)

               -    Date of Birth of the Insured(s)

               -    The Issue Age of each Insured(s)

               -    The Sex of the Insured(s)

               -    The Insured(s) State of Residence

               - Underwriting Classification (i.e. Preferred, Standard, Rating, etc.)

               - Smoking Class (i.e. Smoker, Non Smoker, Tobacco, Non Tobacco etc.)

               -    Indication if Business is Facultative or Automatic

               -    Policy Number(s)

               -    Face Amount of the Policy(s)

               -    Amount(s) Ceded to the Reinsurer

               - Amount of Premium being Paid; separated for Supplementary Benefits .

               -    The Amount of any Reinsurance Premium Allowances

               -    Any Extra Premiums concerned. Example: $5 / 1000 / 5 YRS

               - Effective Date and Duration of any Policy(s) Change, Reissue, or Termination

                                   SCHEDULE IX

                              SAMPLE POLICY EXHIBIT

Inforce as of Last Report

                                              POLICY COUNT   NAR
                                              ------------   ---
ADD IN:

New Issues
Reinstatements
Increases
Decreases - Still Inforce
Rollover - In

DEDUCT BY:

Death
Surrender
Lapse
Conversion - Out Decreases - Terminations
Inactive - Pending
Not Taken

Inforce as of Current Report

                                   SCHEDULE X

                                   DEFINITIONS

ASSUME - To accept or take over a risk, the converse of cede.

AUTOMATIC REINSURANCE - A reinsurance agreement under which the Reinsurer is obligated to accept or assume risks that meet certain specific criteria based on the Ceding Company's underwriting.

BINDING LIMIT - The amount of risk over the Ceding Company's retention, which can be ceded automatically if all automatic conditions are met.

CASH VALUE - The amount of money, which the policy owner will receive if the policy owner cancels the coverage and returns the policy to the company.

CEDE - To transfer an insurance risk from the company originally issuing the policy to another insurance company known as the Reinsurer.

CEDING COMPANY - An insurer which underwrites and issues an original, principal policy to an insured and contractually cedes a portion of the risk to the Reinsurer.

COINSURANCE - Indemnity life reinsurance under which the reserves as well as the risk are transferred to the Reinsurer; the Ceding Company retains its liability to the contractual relationship with the insured. Under the Coinsurance method, the Ceding Company will pay the Reinsurer a proportionate part of the premiums it receives. In return, the Reinsurer agrees to pay the Ceding Company a proportionate part of the claim and participate in all other policy benefits explicitly stated in this Agreement.

CONTRACTUAL CONVERSION - A conversion privilege as defined within the policy form not requiring evidence of insurability.

EXCESS REINSURANCE - A form of reinsurance under which recoveries are available when a given loss exceeds the Ceding Company's retention (excess of loss reinsurance) as defined in the Agreement.

FACULTATIVE - Reinsurance under which the Ceding Company has the option (faculty) of submitting and the Reinsurer has the option of accepting or declining individual risks.

"FACULTATIVE OTHER" pertains to policies submitted to the Reinsurer for medical or other types of impairments or avocations. "FACULTATIVE DUE TO AMOUNT" pertains to policies submitted to the Reinsurer based solely on the amount of insurance that the insured has applied for and what this insured already has inforce.

FIRST DOLLAR QUOTA SHARE - An Agreement which provides that a fixed percentage of each risk issued will be reinsured.

FLAT EXTRA PREMIUM - A method for rating substandard risks used when the extra risk is considered to be constant. The underwriter assesses a specific extra premium for each $1,000 of insurance. Flat extra ratings usually apply to applicants in hazardous occupations or avocations, aviation, or with certain physical impairments of a temporary nature.

JUMBO LIMIT - The limit placed on an amount of coverage that may be inforce, or applied for in all companies, including any amounts to be replaced on an individual life for automatic reinsurance purposes. If such insurance exceeds the limit, the Ceding Company must submit the risk to the Reinsurer for facultative review.

NON-CONTRACTUAL CONVERSION - An internal company practice which allows coverage to exchange, roll or replace from one product to another for which no evidence of insurability is required.

ORIGINAL POLICY(s) - Insurance contracts between the original Ceding Company and the Insured(s).

POLICY RESERVE - A liability account that identifies the amount of assets that, together with the future premiums to be received from inforce policies, is expected to be sufficient to pay future claims on those inforce policies. Also called a legal reserve or a statutory reserve.

POOL - A method of allocating reinsurance among several Reinsurers. Using this method, each Reinsurer receives a specified percentage of each risk ceded into the pool. A reinsurance pool is a multi-Reinsurer agreement under which each Reinsurer in the group or pool assumes a specified portion of each risk ceded to the pool.

PREMIUM - Written premium is premium registered on the books of an insurer or Reinsurer at the time a policy is issued and paid. Premium for a future exposure period is said to be unearned premium. For an individual policy, written premium minus unearned premium equals earned premium. Earned premium is income for the accounting period while unearned premium will be income in a future accounting period.

PROFESSIONAL ATHLETE - An individual who is a team member in any of the four major U.S. professional sports - National Football League (NFL), National Basketball Association (NBA), Major League Baseball (MLB) or National Hockey League (NHL).

QUOTA SHARE - A form of reinsurance in which premiums and losses are shared proportionately between the Ceding Company and the Reinsurer, in which the same percentage applies to all policies reinsured.

RECAPTURE - The process by which the Ceding Company recovers the liabilities transferred to the Reinsurer.

REINSURER - A company which contractually assumes all or part of the Ceding Company's risk.

RETENTION - The dollar amount or percentage of each loss retained by the Ceding Company under the reinsurance agreement.

RISK - Insurance on an individual life.

SELF ADMINISTRATION - A reinsurance arrangement where the Ceding Company provides the Reinsurer with periodic reports for reinsurance ceded giving premium, inforce, reserve, and any other information required by the Reinsurer for its financial reports. Self-Administration is also known as Bulk or Bordereaux.

SUBSTANDARD RISKS - Those insureds who, under the terms of the Ceding Company's standard guidelines, do not meet the criteria for issuance at standard or better premium rates. An additional premium may be charged as described in Schedule V.

YEARLY RENEWABLE TERM - . A form of reinsurance under which the risks, but not the permanent plan reserves, are transferred to the Reinsurer for a premium that varies each year with the amount at risk and the ages of the insureds. Under the YRT method, the Ceding Company will transfer to the Reinsurer the mortality risk on either a net amount at risk basis or on an approximation of the net amount at risk basis.